SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     August 14, 2002
                                                 ------------------------------

                               Mirant Corporation
             (Exact name of registrant as specified in its charter)


         Delaware                   001-16107             58-2056305
(State or other jurisdiction     (Commission File  (IRS Employer Identification
    of incorporation)                Number)          No.)


          1155 Perimeter Center West Suite 100, Atlanta, Georgia   30338
         (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code   (678) 579-5000
                                                  ---------------------


                                       N/A
         (Former name or former address, if changed since last report.)



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Item 5.  Other Events

Mirant Corporation (the "Company") announced today that it is currently not in a position to file its Form 10-Q for the quarter ended June 30, 2002. In May 2002, KPMG LLP, the Company's current independent accounting firm, was retained to replace the Company's prior independent auditor. Because KPMG was not able to complete its limited review procedures prior to the release of the Company's interim financial statements for the quarter ended June 30, 2002, the Company has not filed such financial statements on a Form 10-Q. Once KPMG completes its limited review in accordance with Rule 10-01 of Regulation S-X, the Company expects to file its Form 10-Q together with a certification pursuant to Section 906 of the White-Collar Crime Penalty Enhancements Act of 2002 which was enacted in connection with the Sarbanes-Oxley Act of 2002.

As disclosed in a press release dated July 30, 2002, the Company identified several accounting issues related to its risk management and marketing operations. The Company has determined that there is no $100 million overstatement of an account payable, and has reconciled the potential $68 million overstatement of an accounts receivable asset referenced in the July 30 press release. The Company continues to work to resolve the previously disclosed issues related to the $85 million overstatement of a gas inventory asset. This latter issue potentially relates to accruals made in 1999, 2000 and 2001 and arises from its energy risk management and marketing operations. At this time, the Company has not determined the extent, if any, to which this issue will affect its statements of income or the periods potentially affected. However, the Company believes that this unresolved issue does not represent a material error in previous financial statements.

The Company has also identified balance sheet reclassifications that are expected to reduce both energy risk management and marketing assets and liabilities in the Company's 2000 and 2001 financial statements by an amount less than 5% of total assets. These reclassifications relate primarily to intra-company eliminations. These reclassifications are not expected to have any material effect on the Company's results of operations, revenues, expenses, net income, liquidity or cash flow.

As a result of the identification of these issues, the Company has retained the law firm of King & Spalding to conduct an independent review of these issues, with the support of a nationally recognized accounting firm; to review the processes and controls in place in its risk management and marketing accounting operations and to provide advice to the Company's Audit Committee. The Company cannot currently determine the outcome of the independent review. The Company anticipates that it will take steps to strengthen its accounting controls and organization. Other circumstances, such as the requirements of the capital markets, the adoption of new accounting policies or any matters that subsequently arise out of the independent review, could lead the Company to request KPMG to reaudit the Company's 2000 and 2001 financial statements. If a reaudit is requested, the effects of such reaudit on the Company's 2000, 2001 or 2002 financial statements cannot be determined.

In addition, the Company has not received comments from the Securities and Exchange Commission ("SEC") on its 2001 and 2002 filings, as part of the SEC's announced review of all Fortune 500 companies, and there can be no assurance that any such SEC comments would not require material amendments to such filings.

On July 18, 2002, the Maryland Court of Special Appeals ruled that a Power Purchase Agreement ("Panda PPA") between Panda-Brandywine, L.P. ("Panda") and PEPCO had been improperly assigned to Mirant and that PEPCO had improperly delegated its duties under the Panda PPA to Mirant. The Panda PPA is a long term power purchase agreement that expires in 2021. At the time that Mirant purchased the assets of Mirant Mid-Atlantic LLC from PEPCO in 2000, Mirant and PEPCO entered into a contractual arrangement (the "Back-to-Back Agreement") with respect to the Panda PPA under which (1) PEPCO agreed to resell to Mirant all "capacity, energy, ancillary services and other benefits" to which it is entitled from Panda under the Panda PPA; (2) Mirant agreed to pay PEPCO each month all amounts due from PEPCO to Panda for the immediately preceding month associated with such capacity, energy, ancillary services and other benefits; and (3) PEPCO irrevocably and unconditionally appointed Mirant to deal directly with Panda with respect to all matters arising under the Panda PPA. Mirant has also entered into an agreement with PEPCO that the Back-to-Back Agreement would be terminated and an adjustment would be made to the price paid by Mirant under the asset purchase and sale agreement if the Back-to-Back Agreement was found to be void by a binding court order within a three year period ending in December 2003. The amount of the purchase price adjustment is to be set so as to compensate PEPCO for the termination of the benefit to PEPCO of the back-to-back arrangement while also holding Mirant economically indifferent from any such court order. In December 2000, Mirant estimated that the charges to be paid by PEPCO for electricity under the Panda PPA exceeded the then-existing market prices for electricity by $365 million on a net present value basis. In its July 18, 2002 decision, the Court of Special Appeals also ruled, however, that the Maryland PSC has the authority to approve the transfer of rights, duties and obligations under the Panda PPA to Mirant on public policy grounds despite the assignment provision and remanded the case to the Maryland PSC. Mirant does not believe that it will ultimately be required to make the purchase price adjustment, but the ultimate outcome cannot now be determined.

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SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 14, 2002                           MIRANT CORPORATION




                                              By /s/James A. Ward
                                                  -----------------------------
                                                  James A. Ward
                                                  Senior Vice President and
                                                   Controller
                                                 (Principal Accounting Officer)